EXHIBIT 10.31

RESTRICTED STOCK GRANT AGREEMENT

2010 LONG-TERM INCENTIVE PLAN OF THE BABCOCK AND WILCOX COMPANY

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The grant of Restricted Stock (as defined below) set forth under this Grant Agreement is being made in connection with the spin-off of The Babcock & Wilcox Company from McDermott International, Inc. pursuant to the Plan (as defined below). This grant, including the terms and conditions thereof as set forth in this Grant Agreement, is issued as a replacement grant in substitution of the Restricted Stock award granted to you on             (the “Original Grant Date”), which award is hereby cancelled.

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The Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company (the “Company”) granted to you on August 9, 2010 (the “Date of Grant”), pursuant to the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company, (the “Plan”) of the Company, restricted shares of B&W common stock (“Restricted Stock”), upon the terms and conditions set forth in the Plan and in this Grant Agreement (the “Grant”). The provisions of the Plan are incorporated herein by reference and a copy of the Plan is enclosed for your reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “Company” as used in this Agreement with reference to employment shall include subsidiaries of the Company. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock

Restricted Stock Award. You have been awarded a grant of restricted stock. This grant represents a right to be issued the number of shares of common stock of the Company as shown on the attached Notice of Grant on the Date of Grant, subject to the restrictions contained in this Agreement (“Restricted Stock”). Shares evidencing the Restricted Stock will be issued in your name as of the Date of Grant.

Restrictions. Unless and until the vesting requirements and other terms set forth in this Agreement have been satisfied, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated (the “Restrictions”).

Vesting Requirements. Subject to the “Forfeiture of Restricted Stock” and “Change in Control” sections below, the Restricted Stock will vest in one-third (1/3) increments on the first, second and third anniversaries of the Original Grant Date. Upon vesting, shares of Restricted Stock will be released to you as soon as administratively practicable and the Restrictions with respect thereto will be removed. If the vesting of any shares of Restricted Stock hereunder would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

Forfeiture of Restricted Stock. Except as provided below, shares of Restricted Stock which are not vested at your termination of employment with the Company or its subsidiaries for any reason shall, coincident therewith, be forfeited and such shares shall be returned to the Company.

In addition, in the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all outstanding Restricted Stock awarded to you under this grant of Restricted Stock are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

In the event your employment is terminated prior to the third anniversary of the Original Grant Date due to a reduction in force, 25% of the then outstanding Restricted Stock will immediately vest provided your termination date is on or after the first anniversary of the Original Grant Date, and 50% of the then outstanding Restricted Stock will immediately vest provided your termination date is on or after the second anniversary of the Original Grant Date. In the event you terminate employment prior to the third anniversary of the Original Grant Date due to “Retirement,” then the then outstanding Restricted Stock may become vested, at the discretion of the Committee or its designee, in the same manner as an involuntary termination due to a reduction in force.

For this purpose, the term “Retirement” means a voluntary termination of employment after attaining age 60 and completing at least 10 years of service with the Company or its subsidiaries.

In the event your employment terminates by reason of your death or disability prior to the third anniversary of the Original Grant Date, 100% of the then outstanding Restricted Stock shall immediately vest.

The Committee may, in its sole discretion, provide for additional vesting.

Change in Control. If a Change in Control of the Company occurs, all outstanding Restricted Stock granted hereunder shall immediately vest as of the date such Change in Control occurs. The vested shares of Restricted Stock shall be released as soon as administratively practicable.

Voting Rights and Dividends. Beginning on the Grant Date and subject to the forfeiture provisions of this Agreement, you will have full voting rights and will be credited with cash dividends, if any, with respect to the Restricted Stock granted hereunder.

Tax Consequences. You should consult your tax advisor as to the U.S. federal income tax consequences associated with this Restricted Stock as it relates to your specific circumstances. The Company has been advised that the grant awarded hereunder will have the following general tax consequences under the present U. S. Federal tax laws and regulations:

For U.S. federal income tax purposes, you will be deemed to have received compensation taxable as ordinary income equal to the fair market value, as of the date of vesting, of the shares of Restricted Stock which vest. Such income will be included in your taxable income and reported on IRS Form W-2 in the tax year in which the shares vest.

In addition, all dividends paid, if any, to you with respect to unvested shares of Restricted Stock shall be considered wages paid to you by your employer and, therefore, shall be included in your taxable income and reported on IRS Form W-2 in the year in which such shares vest.

By acceptance of this letter, you agree that upon the vesting of any shares of Restricted Stock issued to you, you will promptly pay to the Company the amount of income tax which the Company is required to withhold in connection with the income realized by you as a result of such lapse of the restrictions and that, failing such payment by you, the Company is authorized to withhold such amount from subsequent salary payments.

Other Information. Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.